SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

P. H. GLATFELTER COMPANY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously by written preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

P. H. GLATFELTER COMPANY
96 South George Street, Suite 500
York, Pennsylvania 17401
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON
April 26, 2006
TO THE SHAREHOLDERS:
The 2006 Annual Meeting of the Shareholders of P. H. Glatfelter Company, a Pennsylvania corporation, will be held at the York Expo Center, 334 Carlisle Avenue, York, Pennsylvania, in the White Rose Room, on Wednesday, April 26, 2006, at 10:00 am, to consider and act upon the following items:

•	the election of three members of the Board of Directors to serve for three-year terms expiring in 2009; and
•	such other business as may properly come before the Meeting.
Only holders of record of the Company’s common stock at the close of business on March 1, 2006, will be entitled to notice of, and to vote at, the Annual Meeting.
It is important that your shares be represented and voted at the Annual Meeting. Whether or not you currently plan to attend the Meeting, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed envelope (requiring no postage if mailed in the United States). If you choose, you may still vote in person at the Meeting, even though you had previously submitted a proxy card.

Jeffrey J. Norton
Vice President,
General Counsel and Corporate
Secretary
March 21, 2006

P. H. GLATFELTER COMPANY
PROXY STATEMENT
         The accompanying proxy is being solicited by the Board of Directors (the “Board”) of P. H. Glatfelter Company (the “Company”), 96 South George Street, Suite 500, York, Pennsylvania 17401, in connection with the 2006 Annual Meeting of the Shareholders of the Company (the “Annual Meeting” or “Meeting”) to be held on Wednesday, April 26, 2006 at 10:00 AM, 334 Carlisle Avenue, York, Pennsylvania, in the White Rose Room. This proxy statement and the accompanying proxy card are being mailed to the Company’s shareholders on or about March 21, 2006.
ABOUT THE MEETING
What is the purpose of the Annual Meeting?
At the Annual Meeting, shareholders will consider and act upon the following items:

•	the election of three members of the Board of Directors to serve for three-year terms expiring in 2009; and
•	such other business as may properly come before the Meeting.
In addition, following the Meeting the Company’s management will report on the Company’s business during the year ended December 31, 2005, and respond to questions from shareholders.
Who is entitled to vote at the Annual Meeting?
Only holders of record of the Company’s common stock at the close of business on the record date, March 1, 2006, are entitled to receive notice of, and to vote at, the Meeting. Each holder of the Company’s common stock is entitled to one vote per share owned of record on all business presented at the Meeting, except that shareholders have cumulative voting rights with respect to electing Directors. Cumulative voting means that each shareholder is entitled to as many votes in electing Directors as is equal to the number of his or her shares of common stock multiplied by the number of Directors to be elected. A shareholder may cast all such votes for a single nominee or may distribute them between two or more nominees as he or she sees fit. The persons named in the accompanying proxy card as proxy holders will vote the shares as designated by the shareholder, including any exercise of cumulative voting rights through the distribution of votes among the nominees as indicated on the proxy card. Absent such designation, the proxy holders may use their discretionary authority to vote as they see fit, including to vote cumulatively.
How do I vote?
If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you specify. If you are a holder of record of the Company’s common stock on the record date and attend the Meeting in person, you may deliver your completed proxy card or vote in person at the Meeting. Judges of election appointed by the Company will count the votes.
What constitutes a quorum?
A quorum is necessary to permit a particular matter to be considered and acted upon at the Meeting. The presence at the Meeting, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter will constitute a quorum for the purposes of such matter. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.
The Company had 44,233,059 shares of common stock outstanding on the record date.
What vote is required to elect a Director and to approve a proposal assuming there is a quorum?
Election of Directors. The three nominees for Director receiving the highest number of votes cast by shareholders will be elected to serve on the Board. Votes withheld (or abstentions) with respect to the election of a Director will not be voted with respect to such Director; accordingly, votes withheld will have no direct effect on the result of the vote, unless the withheld vote is cast for another nominee. Broker non-votes are not counted for purposes of the election of Directors.
How does discretionary voting authority apply?
If you sign and return the accompanying proxy card, but do not make any selections, you give discretionary authority to the persons named as proxy holders on the proxy card. Your shares will then be voted as recommended by the Board.
What is the Board’s recommendation?
The Board recommends a vote:

•	FOR election of its three nominees for Director, George H. Glatfelter II, Ronald J. Naples and Richard L. Smoot.

Can I change my vote after I return my proxy card?
Yes. Even after you have submitted your proxy card, you may revoke your proxy and change your vote at any time before the proxy is exercised by filing with the Company’s Secretary either a notice of revocation or a duly executed proxy bearing a later date. Your authorization of the proxy holders to vote your proxy will be revoked if you attend the Annual Meeting in person and request to change your vote, vote in person or revoke your proxy. Attendance at the Meeting will not by itself revoke a previously granted proxy.
Who bears the cost of solicitation of proxies?
The Company bears the cost of preparing, printing, assembling and mailing this proxy statement and other Board proxy solicitation materials. The Company will also reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of the Company’s common stock. In addition to the solicitation of proxies by mail, some of the officers and other employees of the Company may solicit proxies personally, by telephone and by other means. These persons receive no special compensation for any solicitation activities.
When are shareholder proposals due for inclusion in the proxy statement for the 2007 Annual Meeting of Shareholders?
Proposals that a shareholder would like to present at the 2007 meeting must be submitted to the Company prior to the preparation of the annual proxy statement. To be included in the proxy statement for the Company’s 2007 Annual Meeting, shareholder proposals must be submitted in writing to the Company’s Secretary no later than November 21, 2006. The Company’s By-laws prescribe the procedures shareholders must follow to bring business before shareholder meetings. To bring matters before the 2007 Annual Meeting, under the terms of the Company’s By-laws, and to include a matter in the Company’s proxy statement and proxy for that meeting, notice must be received by the Company within the time limit described above. Such notice must meet the Company’s By-law requirements, and otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Copies of the Company’s By-laws may be obtained free of charge from the Secretary of the Company. No shareholder proposals were submitted to the Company for presentation at the 2006 Annual Meeting.
How can a shareholder nominate Director candidates?
You may recommend nominees for consideration by the Board’s Nominating and Corporate Governance Committee for nomination for election to the Board. Shareholder recommendations for director nominees will receive the same consideration by the Board’s Nominating and Corporate Governance Committee that all other nominations receive. Shareholders wishing to recommend a nominee for director should submit such recommendation in writing, along with any supporting materials the shareholder deems appropriate, to the Secretary of the Company.
You may nominate a person for election to the Board, provided the recommendation is made in accordance with the procedures described herein and the Company’s By-laws. To nominate a candidate for Director at the 2007 Annual Meeting, your notice of the nomination must be received by the Company’s Secretary no later than November 21, 2006. The notice must describe various matters regarding the nominee, including name, address, occupation and Company shares held, all as provided by the Company’s By-laws. Copies of the relevant sections of the By-laws may be obtained free of charge from the Secretary of the Company.

OWNERSHIP OF COMPANY STOCK
SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
To the Company’s knowledge, the following table sets forth information regarding ownership of Glatfelter’s outstanding common stock as of March 1, 2006 (except as otherwise noted) by: (i) each person who is known by the Company to own beneficially more than 5% of the common stock of the Company; (ii) each director and named executive officer; and (iii) all directors and executive officers as a group. Except as otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment powers with respect to the securities listed. The number of shares beneficially owned by each person is determined under the rules of the Securities and Exchange Commission (“SEC”) and the information is not necessarily indicative of beneficial ownership for any other purpose. Under the rules of the SEC, all shares with respect to which a person has the right to acquire beneficial ownership within 60 days is considered beneficially owned by that person.

		Number of Shares of
		Common Stock		Percent
Shareholder	Position	Beneficially Owned (1)		of Class

Mac-Per-Wolf Company		3,951,400	(2)	8.93%
Janus Capital Management LLC		3,889,000	(2)	8.79%
Dimensional Fund Advisors Inc.		3,860,100	(3)	8.73%
The PNC Financial Services Group, Inc.		3,390,692	(4)	7.67%
Barclays Global Investors, NA		2,938,803	(5)	6.64%
Kathleen A. Dahlberg	Director	11,554	(6)	*
Nicholas DeBenedictis	Director	17,554	(7)	*
George H. Glatfelter II	Chairman of the Board & CEO	651,909	(8)	1.46%
J. Robert Hall	Director	11,554	(9)	*
Richard C. Ill	Director	4,734	(10)	*
John P. Jacunski	Vice President & Corporate Controller	499	(11)	*
Ronald J. Naples	Director	11,228	(12)	*
Dante C. Parrini	Executive Vice President & Chief Operating Officer	64,231	(13)	*
Werner A. Ruckenbrod	Vice President – Long Fiber & Overlay	20,448	(14)	*
Richard L. Smoot	Director	19,054	(15)	*
Lee C. Stewart	Director	12,054	(16)	*
John C. van Roden	Executive Vice President & Chief Financial Officer	11,566	(17)	*
All directors and executive officers as a group (15 individuals)		838,354	(18)	1.87%

*	Less than 1%

(1)	For purposes of the table, shares of common stock are considered beneficially owned by a person if such person has or shares voting or investment power with respect to such stock. As a result, more than one person may beneficially own the same security and, in some cases, the same shares are listed opposite more than one name in the table. The table includes, in some cases, shares beneficially held by spouses or minor children, as to which beneficial ownership is disclaimed.

(2)	Consists of shares beneficially owned as of December 31, 2005. The 3,889,000 shares are held by various investment companies registered under Section 8 of the Investment Company Act of 1940, individual clients and institutional clients to which Perkins, Wolf, McDonnell and Company, LLC (“Perkins Wolf”), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, acts as investment adviser or sub-adviser. Perkins Wolf disclaims beneficial ownership of such shares. Janus Capital Management LLC has an indirect 30% ownership stake in Perkins Wolf. Due to the above ownership structure, holdings for Janus Capital and Perkins Wolf are aggregated for purposes of this filing. In addition, Perkins Wolf’s holdings of the Company’s common stock are aggregated with

Mac-Per-Wolf Company, the majority owner of Perkins Wolf. Janus Capital and Mac-Per-Wolf possess share voting and investment authority over the 3,889,000 shares. Mac-Per-Wolf Company also beneficially owns an additional 62,400 shares held by PWMCO, LLC, a wholly-owned subsidiary of Mac-Per-Wolf and both a broker dealer registered under Section 15 of the Act and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Mac-Per-Wolf possesses sole voting and investment authority over the 62,400 shares. The address for Janus Capital Management is 151 Detroit Street, Denver, Colorado 80206. The address for Mac-Per-Wolf Company, 311 S. Wacker Dr., Suite 6000, Chicago, Illinois 60606.

(3)	Consists of shares beneficially owned, as of December 31, 2005, by Dimensional Fund Advisors Inc. Dimensional Fund Advisors possesses sole voting and investment authority over all 3,860,100 shares. Dimensional Fund Advisors is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. All 3,860,100 shares are owned by four investment companies registered under the Investment Company Act of 1940, to which Dimensional Fund Advisors furnishes investment advice, and by certain other commingled group trusts and separate accounts to which Dimensional Fund Advisors serves as investment manager. Dimensional Fund Advisors disclaims beneficial ownership of such shares. The address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(4)	Consists of shares beneficially owned as of December 31, 2005. The 3,390,692 shares consist of 3,389,292 shares as to which the PNC Financial Services Group, Inc. (“PNC”) has sole voting authority; 961,070 shares as to which PNC has sole investment authority; and 2,428,711 shares as to which PNC has shared investment authority. PNC is holding theses shares as trustee, custodian, executor or agent. The amounts specified for shared voting authority and shared investment authority include 240,000 shares held by PNC Bank, National Association (“PNC Bank”) as co-trustee with George H. Glatfelter II as of March 1, 2006. All shares beneficially owned by PNC are also considered to be beneficially owned by its subsidiary, PNC Bancorp, Inc. and by PNC Bank, a subsidiary of PNC Bancorp, Inc. The address for PNC is Fifth Avenue and Wood Street, Pittsburgh, Pennsylvania 15265.

(5)	According to Barclays Global Investors, NA.’s most recent Schedule 13G filing, filed February 17, 2004, consists of shares beneficially owned, as of December 31, 2003, by Barclays Global Investors, NA. and certain other entities, which include “banks” as defined in Section 3(a)(6) of the Securities Exchange Act of 1934 and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940 filing together. Barclays Global Investors, NA. and the other entities are holding these shares in trust accounts for the economic benefit of the beneficiaries of those accounts. The 2,938,803 shares include 2,658,675 shares with respect to which Barclays Global Investors, NA. and the other entities have sole voting authority and sole investment authority, 2,352,456 shares beneficially owned by Barclays Global Investors, NA., 500,540 shares beneficially owned by Barclays Global Fund Advisors and 85,807 shares beneficially owned by Barclays Global Investors, Ltd. The address of Barclays Global Investors, NA. is 45 Fremont Street, San Francisco, California 94105.

(6)	Consists of outstanding options to purchase 7,500 shares, which were exercisable as of March 1, 2006, or within 60 days from such date and 4,054 shares held directly.

(7)	Consists of outstanding options to purchase 13,500 shares, which were exercisable as of March 1, 2006, or within 60 days from such date and 4,054 shares held jointly by Mr. DeBenedictis and his spouse.

(8)	Consists of outstanding options to purchase 388,226 shares, which were exercisable as of March 1, 2006, or within 60 days from such date, approximately 3,381 shares held by Mr. Glatfelter through the Company’s 401(k) Plan, 240,000 shares held in trust as co-trustee with PNC Bank as to which Mr. Glatfelter disclaims beneficial ownership and 20,302 shares held directly.

(9)	Consists of outstanding options to purchase 7,500 shares, which were exercisable as of March 1, 2006, or within 60 days from such date and 4,054 shares held directly.

(10)	Consists of outstanding options to purchase 2,500 shares, which were exercisable as of March 1, 2006, or within 60 days from such date and 2,234 shares held directly.

(11)	Consists of approximately 499 shares held by Mr. Jacunski through the Company’s 401(k) Plan.

(12)	Consists of outstanding options to purchase 9,000 shares, which were exercisable as of March 1, 2006, or within 60 days from such date and 2,228 shares held directly.

(13)	Consists of outstanding options to purchase 57,471 shares, which were exercisable as of March 1, 2006, or within 60 days from such date, 2,977 shares held by Mr. Parrini through the Company’s 401(k) Plan and 3,783 shares held directly.

(14)	Consists of outstanding options to purchase 19,340 shares, which were exercisable as of March 1, 2006, or within 60 days from such date and 1,108 shares held directly.

(15)	Consists of outstanding options to purchase 13,500 shares, which were exercisable as of March 1, 2006, or within 60 days from such date and 5,554 shares held directly.

(16)	Consists of outstanding options to purchase 7,500 shares, which were exercisable as of March 1, 2006, or within 60 days from such date and 4,554 shares held directly.

(17)	Consists of outstanding options to purchase 11,000 shares, which were exercisable as of March 1, 2006, or within 60 days from such date and approximately 566 shares held by Mr. van Roden through the Company’s 401(k) Plan.

(18)	See Notes 6 through 17. Consists of outstanding options to purchase 537,037 shares, which were exercisable as of March 1, 2006 or within 60 days from such date, 9,392 shares held by executive officers through the Company’s 401(k) Plan, 51,925 shares held directly and 240,000 shares held in trust pursuant to which George H. Glatfelter II acts as co-trustee with PNC Bank as to which Mr. Glatfelter disclaims beneficial ownership.
EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information as of December 31, 2005 regarding the Company’s equity compensation plans.

	(a)	(b)	(c)
Number of securities
remaining available for
	Number of securities		future issuance under
	to be issued upon	Weighted-average	equity compensation
	exercise of	exercise price of	plans (excluding
	outstanding options,	outstanding options,	securities reflected in
	warrants and rights	warrants and rights	column (a))
Plan Category	(1)	(2)	(3)

Equity compensation plans approved by security holders	1,849,771	$14.06	1,469,118
Equity compensation plans not approved by security holders	—	—	—

Total	1,849,771	$14.06	1,469,118

(1)	Includes 1,553,209 non-qualified stock options, and 296,562 restricted stock units.

(2)	Weighted average exercise price is based on outstanding non-qualified stock option prices only.

(3)	Represents the securities remaining available for issuance under the 2005 Long-Term Incentive Plan.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s Directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities (“10% Holders”), to file reports of holdings and transactions in the Company’s common stock with the SEC and the New York Stock Exchange (the “NYSE”). Based on the Company’s records and other information, the Company believes that, in 2005, its Directors, executive officers and 10% Holders (of which there are none) met all applicable filing requirements.

PROPOSAL 1: ELECTION OF DIRECTORS
At the Annual Meeting, the Company’s shareholders will vote to fill three Director positions, each with three-year terms expiring on the date of the Company’s 2009 Annual Meeting of Shareholders and until their respective successors are elected and qualified. The Board proposes that George H. Glatfelter II, Ronald J. Naples and Richard L. Smoot, who are currently serving as Directors of the Company, be re-elected as Directors for terms expiring in 2009. The nominees have consented to serve if elected to the Board.
If a nominee is unable to serve as a Director at the time of the meeting, an event that the Board does not anticipate, the persons named in the accompanying proxy card will vote for such substitute nominee as may be designated by the Board, unless the Board reduces the number of Directors accordingly.
Board of Directors
The following table sets forth information as to the nominees and the other persons who are to continue as Directors of the Company after the Annual Meeting. The offices referred to in the table are offices of the Company unless otherwise indicated.

Name		Year
Principal Occupation and		First
Businesses During Last Five		Elected
Years and Current Directorships	Age	Director

Nominees to be elected for terms expiring in 2009
George H. Glatfelter II Chairman since April 2000; Chief Executive Officer since June 1998; President from June 1998 to February 2001. Mr. Glatfelter serves as a Director of Met-Pro Corporation.	54	1992

Ronald J. Naples Since October 1995, Chairman, Chief Executive Officer and Director of Quaker Chemical Corporation, a specialty chemical company serving the metalworking and manufacturing industries. He also serves as a Director of NCO Corporation and is the Chairman of the Federal Reserve Bank of Philadelphia.	60	2000

Richard L. Smoot Retired since September 2002. Regional Chairman, PNC Bank, National Association, Philadelphia/ South Jersey markets from December 2000 to September 2002; President and Chief Executive Officer, PNC Bank, National Association, Philadelphia/ South Jersey markets, from July 1991 to December 2000. He also serves as a Director of Aqua America Corporation.	65	1994

Directors continuing for terms expiring in 2007
Kathleen A. Dahlberg Founder and President/ CEO of Open Vision Partners (a consortium of professionals bringing new technologies and businesses to market) and a business consultant on the application of new technologies for business improvement and process change since September 2001; Vice President of Worldwide Restaurant Solutions at McDonald’s Corporation from 2002 to 2004;. From 1997 to 2001, Vice President – e-business at BP Amoco.	53	2001

Richard C. Ill Since 1993, President, CEO and Director of Triumph Group, Inc., a leading international aviation services company. Mr. Ill is a member of the Board of Governors of the Aerospace Industries Association, is on the Advisory Board for Outward Bound USA, and is a Director of Denman and Davis, Inc. and of Airgas, Inc.	63	2004

Lee C. Stewart Since May 2001, associated with Daniel Stewart & Company, a private investment and equity bank located in London, England. Member of Advisory Board for Daniel Stewart & Company; Executive Vice President and Chief Financial Officer of Foamex International, Inc. from March 2001 to May 2001; Vice President of Union Carbide Corporation from 1996 to 2001. Mr. Stewart is also a Director of AEP Industries, Inc., a Director of Marsulex, Inc. and a Director of International Transmission Holding Corporation.	57	2002

Name		Year
Principal Occupation and		First
Businesses During Last Five		Elected
Years and Current Directorships	Age	Director

Directors continuing for terms expiring in 2008
Nicholas DeBenedictis Chairman, Chief Executive Officer and Director of Aqua America Corporation (formerly Philadelphia Suburban Corporation), the largest publicly-traded water company in the United States, since May 1993. He also serves as a Director of Met-Pro Corporation, Exelon Corporation and Harleysville Insurance.	60	1995

J. Robert Hall Chief Executive Officer of Ardale Enterprises LLC since 1998, a private company specializing in acquisition related activities in the food industry. He served as Chairman of PEP Snack Foods, Inc. (a holding company for Wise Foods, Inc., a leading regional snack food company) from 2000 to 2002 and now serves as Vice Chairman and as a Director of Taco Bueno Restaurants and Custom Food Products, Inc. He is also on the Advisory Board of Belmay Inc.	53	2002

CORPORATE GOVERNANCE AND BOARD OF
    DIRECTORS
The Board of Directors and management of the Company are dedicated to good corporate governance. The Board has adopted Governance Principles to provide a framework for governance of the Company. These Governance Principles are set forth in full on the Company’s website at www.glatfelter.com/e/govprinciples.htm and available in print upon request directed to the Corporate Secretary’s Office, 96 South George Street, Suite 500, York, PA 17401-1434.
What is the composition of the Board?
The Board currently consists of eight members. In the Company’s Governance Principles, the Board has adopted the NYSE standards for determining the independence of Directors, which requires that a Director does not have a material relationship with the Company.
The Board has determined the following Directors to be independent and not to have any material relationship with the Company: Ms. Dahlberg and Messrs. DeBenedictis, Hall, Ill, Naples and Smoot. The Board determined that Mr. Glatfelter has a material relationship with the Company because he is the Chairman and Chief Executive Officer. The Board also determined that Mr. Stewart does not currently meet the independence requirements because of a previous consulting arrangement with the Company, which terminated in the first quarter of 2003. Thus, Messrs. Glatfelter and Stewart are deemed not to be independent Directors by NYSE standards and the Company’s Governance Principles. It is expected Mr. Stewart will satisfy the independence requirements beginning in the second quarter of 2006.
What committees has the Board established?
The Company’s Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Finance Committee, and the Nominating and Corporate Governance Committee. The Board appoints the members of all of these standing committees and their Chairpersons at its organizational meeting following the Company’s Annual Meeting.
The Board has adopted a written charter for its standing committees, all of which are posted on the Company’s website at www.glatfelter.com/e/govcommittees.htm, and available in print upon request directed to the Corporate Secretary’s Office, 96 South George Street, Suite 500, York, PA 17401-1434. The Charters for the Audit Committee and Nominating and Corporate Governance Committee were attached as Appendices A and B, respectively, to the Company’s 2005 Proxy Statement and remain unchanged, having both been reaffirmed by the Board on March 8, 2006.
Audit Committee. The Audit Committee currently consists of four Directors: Messrs. DeBenedictis (Chair), Hall, Ill and Naples. In the opinion of the Board, all four Audit Committee members meet the Director independence requirements set forth in the listing standards of the NYSE and the applicable rules and regulations of the SEC in effect on the date this proxy statement is first mailed to shareholders. The Board has determined that, based on their experience, Messrs. DeBenedictis, Hall, Ill and Naples are audit committee financial experts, as that term is defined in the applicable SEC regulations. The functions of, and additional information about, the Audit Committee are set forth in the Report of the Audit Committee below. The Audit Committee held twelve meetings during 2005.

Compensation Committee. The Compensation Committee currently consists of four Directors: Ms. Dahlberg (Chair), and Messrs. DeBenedictis, Naples and Smoot. In the opinion of the Board, all four Compensation Committee members meet the Director independence requirements set forth in the NYSE listing standards in effect on the date this proxy statement is first mailed to shareholders. The functions of, and additional information about, the Compensation Committee is set forth in the Report of the Compensation Committee included elsewhere in this Proxy Statement. The Compensation Committee held nine meetings during 2005.
Finance Committee. The Finance Committee currently consists of three Directors: Messrs. Stewart (Chair), Glatfelter and Hall. The Finance Committee provides advice to the Board on the financial policies of the Company and has oversight over matters of financial significance to the Company. Specifically, the Finance Committee is charged with:

•	the review and recommendation for approval by the Board of the Company’s budgets;
•	the review of the performance of the Company’s pension funds and approval of the Company’s recommendations regarding investment objectives, strategies and/or managers as warranted; and
•	the review of the range of investment vehicles available to participants under the Company’s 401(k) Plan and the availability of Company stock as an investment option under the 401(k) Plan.
The Finance Committee also oversees development and monitors execution of the Company’s financial policies, including financial objectives, strategies and plans and the execution thereof, exclusive of accounting and other matters, which are within the oversight responsibilities of the Audit Committee. The Finance Committee held three meetings during 2005.
Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee currently consists of four Directors: Mr. Smoot (Chair), Ms. Dahlberg, and Messrs. DeBenedictis and Hall. In the opinion of the Board, all four members of the Nominating and Corporate Governance Committee meet the Director independence requirements as set forth in the NYSE listing standards in effect on the date this proxy statement is first mailed to shareholders. The Nominating and Corporate Governance Committee:

•	provides advice to the Board regarding all corporate governance matters (including the Company’s Code of Business Conduct and the Code of Business Ethics for the CEO and Senior Financial Officers);
•	makes nominations of Directors and officers of the Company;
•	makes recommendations to the Board regarding the Board’s size and composition and the tenure and retirement age of Directors;
•	reviews the qualifications of candidates for the Board and recommends to the Directors nominees for election to the Board at each annual meeting;
•	considers nominees recommended by shareholders;
•	nominates persons to fill vacancies on the Board occurring between annual meetings;
•	nominates Directors for committee membership and committee chairpersons; and
•	reviews and approves Company contributions to affiliated persons or entities and Company contributions in excess of $25,000 to any other person or entity.
The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members, other Board members, management and shareholders. When evaluating whether to recommend an individual for election or re-election to the Board, the Nominating and Corporate Governance Committee will consider, at a minimum and in accordance with the Company’s corporate Governance Principles, the nominee’s independence, availability of sufficient time to serve on the Company’s Board and the possession of such knowledge, experience, skills, expertise, wisdom, integrity, business acumen, understanding of the Company’s business environment and diversity so as to enhance the Board’s ability to manage and direct the affairs and business of the Company. Shareholders wishing to recommend a nominee for election to the Board should follow the procedures set forth on page 2 of this Proxy Statement.
The Committee periodically reviews and oversees orientation programs for newly elected Directors and continuing education programs for incumbent Directors. The Committee also reviews shareholder proposals and director nominations submitted for presentation at the annual meeting and proposed responses from the Board, and makes recommendations to the Board concerning Board procedures. The Nominating and Corporate Governance Committee is charged with developing and recommending corporate governance principles to the Board and reviewing these principles for appropriateness and compliance with SEC and NYSE requirements. The Nominating and Corporate Governance Committee reviews the senior management organization and succession plan and makes nominations to the Board for election of officers.
The Nominating and Corporate Governance Committee has the authority to retain Director search consultants, outside counsel or other experts as it deems necessary to carry out its duties, and the Company makes funds available to the Committee for such retention. No third party Director search firms were engaged in 2005. The Nominating and Corporate Governance Committee held four meetings during 2005.
How may shareholders communicate with the Company’s Board or the non-management Directors of the Company?
You may submit any written correspondence to the Board or any individual Director (whether management or non-management), c/o Corporate Secretary’s Office, 96 South George Street, Suite 500, York, PA 17401-1434. You can also call the Company’s Integrity Helpline (1-800-346-1676).
The Company’s Board has approved a process whereby the Office of the Corporate Secretary will regularly forward any and all communications received on behalf of the Board or individual Directors to the Board or the respective Director and the Chair of the Committee responsible for the matter addressed in the communication. All communication that relates to concerns regarding accounting, internal controls or auditing matters will be forwarded to the Chair of the Audit Committee promptly upon receipt with a copy to the addressee.
What is the Company’s policy regarding Director attendance at the Annual Meeting?
While the Company does not have a formal policy regarding Director attendance at the Annual Meeting of Shareholders, the Company’s Directors, including persons nominated for election at the annual meeting, generally attend the annual meeting. All of the Company’s Directors attended the 2005 Annual Meeting of Shareholders.
How often did the Board meet during 2005?
The Board held eight meetings during 2005, including a two-day retreat to discuss strategic issues. The standing committees established by the Board held a total of twenty-eight meetings in 2005. All of the incumbent Directors attended at least 75% of the aggregate of the meetings of the Board and Board committees on which he or she served in 2005. Non-management Directors meet in regularly scheduled executive sessions (without management), at which the Chair of the Nominating and Corporate Governance Committee presides.
Where can additional Corporate Governance and related information be obtained?
Our corporate website (www.glatfelter.com) includes a Corporate Governance page consisting of, among others, our Governance Principles and Code of Business Conduct, listing of our Board of Directors and Executive Officers, Nominating, Audit and Compensation Committees of the Board of Directors and their respective Charters, Code of Business Ethics for the CEO and Senior Financial Officers of Glatfelter, our “whistle-blower” policy and other related material. We intend to satisfy the disclosure requirement for any future amendments to, or waivers from, our Code of Business Conduct or Code of Business Ethics for the CEO and Senior Financial Officers by posting such information on our website. We will provide a copy of the Code of Business Conduct or Code of Business Ethics for the CEO and Senior Financial Officers, without charge, to any person who requests one, by calling (717) 225-2724.
DIRECTOR COMPENSATION
How are Directors compensated?
2005 Base Compensation. Directors receive an annual retainer fee of $22,000 two thirds of which consist of shares of the Company’s common stock with a market value on the grant date, with the balance paid in cash. In addition to the annual retainer, non-employee Directors are paid $1,500 for attendance at the annual Board retreat and $1,000 for every Board and committee meeting they attend. Non-employee Directors serving as committee chairpersons are paid an additional $4,000 (paid in cash) annually for their service. In addition, each non-employee Director receives an annual restricted stock unit award valued at $15,500 on the grant date and that will vest over a three-year period. As with the prior Director compensation program, all accrued, but unpaid, Director cash compensation payments are made on each May 1st and November 1st.
Deferred Compensation. Pursuant to the Company’s Deferred Compensation Plan for Directors (the Deferred Compensation Plan), every year each Director may elect to defer 50%, 75% or 100% of his or her annual retainer paid to such Director for serving on the Board, but not including any fees paid to a Director for attending meetings of the Board or any committee of the Board or for serving as a chairperson of a committee of the Board. No such elections were made with respect to fees earned in 2005.
For previous deferral elections, the Company has credited a deferred fee account with phantom shares of the Company’s common stock (stock units) on the date the retainer would otherwise have been paid. The number of stock units credited to a Director’s deferred account is the amount of the deferred fee divided by the fair market value of the Company’s common stock on such date. Additional stock units are credited to each Director’s account when dividends are paid on the Company’s common stock as of any such dividend payment date. A Director will be entitled to receive a cash payment equal to the amount credited to his or her account following termination of such Director’s service on the Board.
Benefits. Each non-employee Director is covered by the Company’s Directors and officers’ liability insurance, as well as the Company’s travel accident insurance.
EXECUTIVE COMPENSATION
The following table sets forth certain information concerning compensation of the Chief Executive Officer of the Company and the Company’s next four most highly compensated executive officers in 2005.
SUMMARY COMPENSATION TABLE

					Long-Term Compensation

		Annual Compensation			Awards		Payouts

							Long-
							Term
					Restricted		Incentive
				Other Annual	Stock	Securities	Plan	All Other
Name and Principal	Fiscal	Salary	Bonus	Compensation	Awards	Underlying	Payouts	Compensation
Position	Year	($)	($)(1)	(2)	($)(3)	Options	($)(4)	($)(5)

George H. Glatfelter II	2005	522,591	25,000	–	408,400	–	435,191	3,175
Chairman and	2004	482,004	–	–	444,400	–	–	3,100
Chief Executive Officer	2003	482,004	–	–	–	–	209,542	3,623

Dante C. Parrini	2005	331,008	40,000		213,416	–	97,801	3,150
Executive Vice President and	2004	295,767	–	–	116,665	–	–	3,075
Chief Operating Officer	2003	271,116	59,014	–	–	–	26,787	3,339

John C. van Roden	2005	304,479	–	–	136,990	–	–	16,500
Executive Vice President and	2004	294,174	55,000	185,082	105,545	–	–	16,569
Chief Financial Officer	2003	209,432	123,191	6,604	–	11,000	–	12,719

Werner A. Ruckenbrod (6)	2005	286,990	–	10,489	62,006	–	11,798	–
Vice President – Long Fiber	2004	260,339	42,000	12,995	47,773	–	–	–
& Overlay Papers	2003	234,907	78,323	12,366	–	4,240	–	–

John P. Jacunski	2005	213,754	60,000	–	84,488	–	–	3,150
Vice President and	2004	200,004	60,000	57,244	90,152	–	–	2,750
Corporate Controller	2003	40,581	–	5,076	–	–	–	–

(1)	Reflects discretionary and incentive bonuses, including those under the Management Incentive Plan for 2005. No bonuses under the Management Incentive Plan were paid to executive officers for 2004. At Mr. Glatfelter’s request, in lieu of any incentive cash bonus earned in 2003, the Board granted Mr. Glatfelter an award of 11,700 additional restricted stock units in 2004. In 2003, Mr. van Roden received a $15,000 signing bonus and an additional $108,191 as a guaranteed bonus under his employment contract.

(2)	Includes the aggregate incremental costs to the Company of providing certain benefits to the named executive officers. The 2004 amount for Mr. van Roden consists of a relocation expense reimbursement perquisite of $111,771 and an income tax reimbursement payment of $73,311. The amounts indicated for Mr. Ruckenbrod constitute reimbursement for automobile expenses, paid in Euros (€) and converted to United States dollars ($) using the average exchange rate for 2005. The amounts indicated for Mr. Jacunski consist of relocation expense reimbursement.

(3)	The following chart sets forth all outstanding awards of restricted stock units to each named executive officer. No such awards were made in 2003.

	Units Awarded

	2005	2004	Fair Value

Glatfelter	28,300	40,000	$969,177
Parrini	14,800	10,500	359,007
van Roden	9,500	9,500	269,610
Ruckenbrod	4,300	4,300	122,034
Jacunski	5,900	5,900	167,442

Restricted stock unit awards generally vest 1/3 in each of the third, fourth and fifth years following date of grant. The fair value set forth above is based on the closing price of Glatfelter common stock as of December 31, 2005, or $14.19 per share. Restricted stock units earn dividend equivalents, with payment

(if dividends have been paid on the Company’s common stock) made quarterly.

(4)	Payouts for 2005 triggered by the vesting of performance-based stock awards for Messrs. Glatfelter, Parrini, and Ruckenbrod, which were awarded on December 17, 2002 pursuant to the 1992 Plan. The following table summarizes information with respect to this award. The value of the shares is based on the share price as of December 31, 2005, or $14.19 per share.

	Value of
	Shares	Dividends	Cash

Glatfelter	$161,057	$15,150	$258,984
Parrini	36,185	3,404	58,212
Ruckenbrod	10,784	1,014	–

In 2004, there were no cash payments made, and no vesting of restricted stock occurred, under the 1992 Plan. Payouts were triggered by the vesting of restricted stock awards for Messrs. Glatfelter and Parrini, which were awarded in 1999 pursuant to the 1992 Plan and had a four-year vesting period ending December 31, 2003.

(5)	Other compensation for the periods presented includes matching contributions under the Company’s 401(k) Savings Plan as follows:

	2005	2004	2003

Glatfelter	$3,150	$3,075	$3,598
Parrini	3,150	3,075	3,339
van Roden	2,100	2,169	2,137
Ruckenbrod	–	–	–
Jacunski	3,150	2,750	–

In addition, in each period presented beginning April 2003, Mr. van Roden received a $1,200 monthly stipend in lieu of medical coverage under Glatfelter’s Salaried Medical Plan.

(6)	Mr. Ruckenbrod’s cash compensation is paid in Euros (€) and amounts presented herein have been converted to United States dollars ($) using the average exchange rate for 2005. For 2005, 2004 and 2003, Mr. Ruckenbrod’s cash compensation (exclusive of automobile expense reimbursement) was €230,496, €209,377 and €188,923, respectively.
Year-End Option Values
The following table sets forth information concerning options exercised in 2005 and the value of unexercised options to purchase common stock held by the named executive officers on December 31, 2005:
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Number of Securities
			Underlying Unexercised		Value of Unexercised In-the-
			Options at Fiscal Year		Money Options at Fiscal
			End (#)		Year End ($)(1)
	Shares
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

G. H. Glatfelter II	–	–	388,226	0	452,664	0
D. C. Parrini	–	–	57,471	0	56,285	0
J. C. van Roden	–	–	7,333	3,667	22,805	11,404
W. A. Ruckenbrod	–	–	17,220	2,120	20,802	4,070
J. P. Jacunski	–	–	0	0	0	0

(1)	Value is measured by the difference between the closing price for the Company’s common stock on the NYSE on December 31, 2005, and the exercise price of the option.

EMPLOYEE RETIREMENT PLANS AND PENSION PLAN TABLES
What employee retirement plans has the Company established for Directors and Executive Officers?
The following table identifies the employee retirement plans in which each named executive officer participates.

SERP

	Pension		FAC
	Plan	Restoration	Pension

G. H. Glatfelter II	X	X	X
D. C. Parrini	X	X	X
J. C. van Roden	X	X
W. A. Ruckenbrod	X
J. P. Jacunski	X

Pension Plans. Executive officers and Directors who are full-time employees of the Company participate in the P. H. Glatfelter Company Retirement Plan for Salaried Employees (the Pension Plan). Benefits payable under the Pension Plan are based upon years of service and average annual compensation for the five consecutive calendar years during the ten years preceding the year of retirement that yield the highest average. Retirement benefits under the Pension Plan are not subject to any deduction for Social Security benefits. Annual compensation for purposes of the Pension Plan generally includes salary as listed in the Summary Compensation Table plus bonus listed in the Summary Compensation Table for the prior year. To the extent deferral of an award under the Company’s Management Incentive Plan causes a reduction in a participant’s pension under the Pension Plan, a pension supplement (the “MIP Adjustment Supplement”) will be paid from the Company’s Supplemental Management Pension Plan.
Mr. Ruckenbrod is covered by a separate defined benefit retirement pension plan provided for under the Retirement Pension Agreement between Mr. Ruckenbrod and S&H Verwaltungsgesellschaft mbH, a German subsidiary of the Company, effective January 1, 2000. The Retirement Pension Agreement provides for a retirement benefit equal to 1.286% of Mr. Ruckenbrod’s average pensionable salary (which includes base salary and bonuses paid under the Management Incentive Plan) during the last five years of his employment period for each year of service. Mr. Ruckenbrod’s Retirement Pension Agreement is governed by German law and as such benefits thereunder are not subject to any deduction for Social Security benefits.
Supplemental Executive Retirement Plan. The Company has a Supplemental Executive Retirement Plan (“SERP”) consisting of two benefits, either or both of which are available to those management and executive employees who have been selected by the Company’s Compensation Committee for participation therein. The first benefit, known as the “Restoration Pension,” provides an additional pension benefit based on the participant’s pension benefit earned under the terms of the Pension Plan, which is intended to restore that portion of the Pension Plan’s benefit that cannot be paid from that Plan due to legal limitations on the compensation and total benefits payable thereunder. Participants may receive the Restoration Pension in a single sum or in any form permitted under the Pension Plan, as elected by the participant at the time he or she first becomes a participant.
The second benefit, known as the “FAC Pension,” pays a monthly pension benefit equal to a designated percentage of the participant’s final average compensation (as defined below), offset by the actuarially equivalent value of the participant’s benefits under the Pension Plan and certain Company-sponsored nonqualified defined benefit pension arrangements, including (if applicable) the Restoration Pension. The designated percentage is 2% multiplied by the participant’s years of credited service under the Pension Plan, but not in excess of 55%. The FAC Pension is payable following the participant’s retirement at or after age 62 in the form of a joint and 75% survivor annuity with the participant’s spouse or, if so requested by the participant and approved by the Company’s Compensation Committee, as a single sum. The FAC Pension can also be paid on an early retirement basis as early as age 55, but reduced by 2.5% for each year by which the early benefit commencement precedes the participant’s attainment of age 62. A survivor benefit is also payable under the FAC Pension to the participant’s surviving spouse if the participant dies before his or her benefit commencement date. Final average compensation means the annualized average of the participant’s eligible compensation for the sixty (60) calendar months immediately preceding his or her retirement, which generally means the salary and bonus amounts listed in the Summary Compensation Table.

What are the estimated annual retirement benefits of the Company’s executives?
The following table shows the estimated annual retirement benefits, payable in the form of a joint and 75% survivor annuity beginning at age 62, to those executives who are eligible for the FAC Pension under the SERP. This benefit consists of the sum of the executive’s Pension Plan benefits and the additional amount necessary to yield the benefit calculated under the FAC Pension.
PENSION PLAN TABLE (U.S.)

	Estimated annual retirement benefit based on years of service (1)
Average Annual
(Five Year)
Compensation ($)	15	20	25	27.5 or more

125,000	37,500	50,000	62,500	68,750
150,000	45,000	60,000	75,000	82,500
175,000	52,500	70,000	87,500	96,250
200,000	60,000	80,000	100,000	110,000
250,000	75,000	100,000	125,000	137,500
300,000	90,000	120,000	150,000	165,000
400,000	120,000	160,000	200,000	220,000
500,000	150,000	200,000	250,000	275,000
600,000	180,000	240,000	300,000	330,000
700,000	210,000	280,000	350,000	385,000
800,000	240,000	320,000	400,000	440,000
           (1)      Pension benefit paid as a joint and 75% survivor annuity.
The following executive officers who participate in the U.S. Pension Plan had the indicated credited years of service on December 31, 2005: Mr. Glatfelter  – 30 years and Mr. Parrini – 9 years.
As of December 31, 2005 Messrs. van Roden and Jacunski are not eligible for the FAC Pension and therefore are entitled to receive a pension determined under the Pension Plan, together with, as applicable, the Restoration Pension and the MIP Adjustment Supplement. However, on December 31, 2005, they had not yet fulfilled the five year vesting requirement under the Company’s pension plans.
The following table shows the estimated annual retirement benefits to Mr. Ruckenbrod, who participates in a different pension plan than the executives based in the United States.
PENSION PLAN TABLE (GERMANY)

	Estimated annual retirement benefit based on years of service (1)
Average Annual
(Five Year)
Compensation ($)	15	20	25	30	35

125,000	24,000	32,000	40,000	48,000	56,000
150,000	29,000	39,000	48,000	58,000	68,000
175,000	34,000	45,000	56,000	68,000	79,000
200,000	39,000	51,000	64,000	77,000	90,000
250,000	48,000	64,000	80,000	96,000	113,000
300,000	58,000	77,000	96,000	116,000	135,000
400,000	77,000	103,000	129,000	154,000	180,000
500,000	96,000	129,000	161,000	193,000	225,000
600,000	116,000	154,000	193,000	231,000	270,000
700,000	135,000	180,000	225,000	270,000	315,000
800,000	154,000	206,000	257,000	309,000	360,000

(1)	Pension benefit paid as joint and 75% survivor annuity.
Mr. Ruckenbrod is entitled to receive a full lifetime pension benefit starting with his 62nd birthday, or (if earlier) upon his incapacity to perform his job. Mr. Ruckenbrod is also entitled to a reduced pension as early as age 55. The unreduced amounts shown above would be reduced by 2.5% for each year that he retired before age 62. In the event of Mr. Ruckenbrod’s death, his spouse shall continue to receive 60% of the pension benefit (provided they had been married for five years). The pension plan also provides for benefits in the event of Mr. Ruckenbrod’s death before reaching retirement. Annual compensation for purposes of this pension plan generally includes salary as listed in the Summary Compensation Table plus bonus listed in the Summary Compensation Table for the prior year. Mr. Ruckenbrod has 21 years of service credited under this pension plan, as of December 31, 2005.
EMPLOYMENT, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS
Has the Company entered into any employment contracts with any of the named executive officers or with any material consequence?
Mr. Ruckenbrod has an employment agreement with S&H Verwaltungsgesellschaft mbH, a German subsidiary of the Company, effective January 1, 2000. The employment agreement established Mr. Ruckenbrod’s initial base salary at DM 310,000, subject to annual adjustments. Using the “irrevocable conversion rate” utilized to convert Deutschemarks to Euros (€) during Germany’s transition to the new currency, this amounted to €164,843. (Applying the average annual conversion rate for the year 2005 to Mr. Ruckenbrod’s 2000 base salary to enable a comparison with the Summary Compensation Table above, this initial base salary amounted to $205,230.) In addition to customary health and welfare benefits, the agreement provides for Mr. Ruckenbrod’s use of a Company-owned car, up to one year of paid disability benefits (net of insurance payments) and a severance benefit equal to twelve month’s base salary following his termination by the Company without cause. The employment agreement expires at the end of the month in which Mr. Ruckenbrod reaches age 65.
What change-in-control agreements has the Company executed?
The Company has entered into Change-in-Control Employment Agreements with each of Messrs. Glatfelter, van Roden, Parrini, Ruckenbrod, and Jacunski, along with three other executives. Under the agreements, each employee will become entitled to additional payments and benefits if his employment is terminated under certain conditions within two years following a change in control (as defined in the agreements) of the Company. Under the agreements, each employee’s employment with the Company will continue for two years from the date of a change in control. During such period, the employee shall continue in the position he held prior to the change in control and shall receive compensation and benefits from the Company at least equal to those paid to him prior to the change in control.
The foregoing agreements provide that if, within two years following a change in control, the employee’s employment is terminated by the Company other than for cause, death or disability, or is terminated by the employee for good reason (each as defined in the agreements), he will receive his then current base salary through the date of termination, plus a lump sum payment, payable within thirty days after the date of termination, representing certain severance benefits (in lieu of further salary payments and in lieu of any severance benefits otherwise payable by the Company). The severance benefits under the agreements consist of: (i) a pro-rated bonus for the year in which the date of termination occurs, on the basis of the target bonus under the Management Incentive Plan; (ii) an amount equal to two times (three times in the case of Mr. Glatfelter) (a) the employee’s annual base salary (at the highest rate achieved in the 90-day period through and including the date of termination) plus (b) his annual bonus for the last full fiscal year before the date of termination; (iii) continued health, disability and life insurance coverage for two years (three years in the case of Mr. Glatfelter) at substantially similar levels of coverage, or at the Company’s option, payment to the executive of an amount equal to the Company’s cost of providing such benefits; (iv) compensation for certain unvested retirement benefits; (v) for participants in the Company’s Supplemental Management Pension Plan with at least five years of vesting service, a contribution of funds, under certain circumstances, by the Company to the trust serving as the funding vehicle for the plan; and (vi) full vesting and payout under all deferred compensation plans, if any. The agreements also provide that if any payment by the Company results in excise tax under the Internal Revenue Code, then the employee is entitled to a gross-up payment so that the net amount he retains will be equal to his payment less ordinary and normal taxes (but not less the excise tax).
The agreements also provide that if the employee’s employment is terminated by the Company for cause, death or disability, or is terminated by the employee (including voluntary retirement) without good reason, in lieu of the severance benefits above, such employee will receive a lump sum cash payment of his then current base salary through the date of termination, together with all compensation and benefits to which he is entitled under the Company’s benefit plans for periods preceding the date of termination.
The agreements further provide that if any payment or benefit to an employee, whether pursuant to the agreements or otherwise, is subject to the excise tax imposed by the Internal Revenue Code of 1986, as amended (the “Code”), on “excess parachute payments,” then an additional payment will be made to such employee so that the amount he receives on a net basis will be the same amount that he would have received absent the applicability of the excise tax.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
What are the responsibilities of the Company’s Compensation Committee?
In accordance with its Board-approved charter, the Compensation Committee is responsible for discharging the Board’s duties related to compensation of the Company’s executives and also reviews, recommends for approval by the Board and oversees the Company’s management incentive and equity-based incentive compensation plans, defined benefit and contribution plans, and other welfare benefit plans. In addition to, or in furtherance of, the Compensation Committee’s functions described above, the Compensation Committee:

•	recommends to the Board an executive compensation policy that is designed to support overall business strategies and objectives, attract and retain key executives, link compensation with business objectives and organizational performance, align executives’ interests with those of the Company’s shareholders and provide reasonable and competitive compensation opportunities;
•	reviews and approves periodically a general compensation policy and salary structure for executives and other key employees of the Company and its subsidiaries, which considers business and financial objectives, industry and labor market best practices and such other information as it may deem appropriate;
•	annually reviews and recommends to the independent members of the Board corporate goals and objectives relevant to the compensation of the Chief Executive Officer (the “CEO”), and manages and executes the evaluation process conducted by the independent members of the Board of the CEO in light of these goals and objectives;
•	reviews and recommends to the independent members of the Board the CEO’s compensation, including salary, bonus, and other incentive and equity-based compensation, based on the evaluation of the CEO’s performance;
•	reviews and approves annually, with the CEO’s involvement, the salaries and equity-based grants, as well as discretionary cash awards, for the Company’s non-CEO executives;
•	establishes individual target award levels for incentive compensation payments to the Company’s non-CEO executives, in relation to Board-established financial target(s) or other performance measures for such incentive compensation, recommends to the Board whether such financial target(s) or other performance measures have been achieved, and approves the payment of incentive compensation upon Board determination that such targets or measures have been met;
•	prepares the annual report to shareholders on the compensation of the Company’s CEO and other executives; and
•	reviews and recommends to the Board any modifications of the non-employee Directors’ compensation program.
The Compensation Committee has the authority to engage independent compensation consultants, legal counsel or advisors, as it may deem appropriate in its sole discretion, and to approve related fees and retention terms of such consultants, counsel, or advisors, and routinely holds executive sessions without management.
The Compensation Committee from time to time reviews the Company’s entire executive compensation structure through an examination of compensation information for comparable companies and certain broader-based market data, compiled by an independent compensation consultant. The group of comparable companies, including certain companies against which the Company competes with its products, companies from the broader paper industry, packaging companies, and companies from which the Company recruits senior executives, including other companies headquartered in south central Pennsylvania, is developed by the Committee’s compensation consultant and approved by the Committee. The companies that comprise the Peer Group in the Stock Performance Chart below are the Company’s industry-based comparable companies and as such are included in the group of comparable companies for the review of comparable executive compensation.
What is the Board’s philosophy regarding executive compensation?
The Compensation Committee has generally structured the Company’s executive compensation program to (i) target the 50th percentile of the market of comparable companies in order to be competitive with its compensation programs and to enable the Company to attract, retain and motivate a highly qualified executive management team, (ii) provide a significant portion of variable-based compensation that is contingent upon objectively measured performance to align executive officers’ interests with those of the Company’s shareholders, and (iii) include appropriate and flexible design features in such programs that will be responsive to the characteristics of the paper industry and to the changing needs of the Company.
From time to time, the Compensation Committee solicits the advice of consulting firms to evaluate the Company’s executive compensation program in order to ensure that such program is reasonable and competitive with compensation programs of the comparable companies. In 2005, the Committee engaged an independent compensation consulting firm to assist the Compensation Committee in its review of compensation for executives. In particular, the Compensation Committee considered a competitive market compensation analysis for all executive positions, prepared by the compensation consultant, which analyzed executive compensation at the comparable companies.
What are the components of executive compensation?
The Compensation Committee has reviewed the aggregate compensation and the components thereof of the Company’s executives, including, in particular, the compensation of the CEO. Based upon that review, the Compensation Committee believes that such compensation is reasonable, competitive and in the best interests of the Company’s shareholders. The compensation package for the Company’s executives includes the following components:
Base Salary. The Company’s policy is to pay competitive salaries at levels that are sufficient to attract and retain high-caliber individuals, based on the relative value of each position as measured against the comparable companies. The Company targets its executive base salaries at the 50th percentile of the market range for the respective assignments. To perform this task, the Compensation Committee assigns each executive position a salary, including a range and a midpoint, based on the comparison to competitive market levels for the executive’s job function at the comparable companies.
Executive base salaries are reviewed and approved annually (typically in the first quarter of the calendar year) and the Compensation Committee sets the salary for each executive after an assessment of his or her individual performance, overall corporate performance, as well as competitive and internal equitable considerations. Salaries and ranges may be further adjusted by the Compensation Committee in the interim on the basis of corporate performance, as well as competitive considerations and individual performance. On February 28, 2005, salary adjustments for the Company’s executives ranging from 0% to 12.0% were approved. Such adjustments reflect the Compensation Committee’s assessment of individual performance, achievement of business objectives, a market analysis conducted by an independent compensation consultant for the executive’s position and relative salary compared to market reference points, performance of the business, and the Committee’s desire to retain leadership skills necessary to execute the Company’s business strategy in North America and Europe.
Management Incentive Plan. Another component of executive compensation utilized by the Compensation Committee is incentive-based cash bonus awards under the Company’s Management Incentive Plan. The Management Incentive Plan, administered by the Compensation Committee, is designed to encourage executives and other eligible key employees to increase the profitability of the Company and to reward them for doing so through an annual cash bonus.
The Company targets its annual incentive bonus awards under the Management Incentive Plan at the 50th percentile of the annual incentive bonus for executive officers of the comparable companies for target level performance. The Company’s Management Incentive Plan seeks to assure that incentive bonus awards are at risk annually, to reward eligible executives and key employees on the basis of corporate financial results on an annual basis, and to provide an incentive bonus award that is competitive for each position with that of the comparable companies. These incentive bonus opportunities are set annually, potentially represent a significant portion of total compensation and are intended to correspond to the financial performance of the Company for the applicable year.
For fiscal year 2005, the Committee established a single performance metric of Net Operating Income (excluding after-tax pension income and unusual, non-recurring items) as the benchmark for payment of bonuses under the Management Incentive Plan. The Committee established threshold, target and maximum Net Operating Income objectives for the Management Incentive Plan. The award of incentive bonuses to be paid to executives is dependent on the extent of achievement of such objectives. Unless the threshold Net Operating Income is attained, there will be no payout under the Management Incentive Plan. In 2005, the threshold Net Operating Income was not achieved and, consequently, no bonuses were paid to executives under the Management Incentive Plan.
A new Management Incentive Plan was approved, on the Compensation Committee’s recommendation, by the Board in March 2005 and by the Company’s shareholders in April 2005 (the “2005 Management Incentive Plan”). Beginning with awards for fiscal year 2006, the 2005 Management Incentive Plan approved by the shareholders will replace the Company’s former Management Incentive Plan.

Discretionary Compensation. The Compensation Committee may approve additional compensation, including limited discretionary bonuses, to any executive for performance, for retention purposes, or to serve any other corporate objective, based upon amounts budgeted by the Board for such purposes. In March 2006, discretionary bonuses in recognition of individual performance during 2005, were granted to a limited number of executives ranging from 5% to 35% of base salary.
Long-Term Incentive Compensation. Long-term incentive compensation is a key component of the compensation of the Company’s executives. Long-term incentive compensation awards are designed to retain executives and to focus executives’ attention on the long-term performance of the business, while recognizing that the cyclical nature of paper industry can impact short-term incentive compensation. In addition, equity-based awards directly align the executives’ financial interests with those of the Company’s shareholders. In general, the Company targets the value of its long-term incentive grants at the 50th percentile of the long-term incentive compensation for executive officers of the comparable companies.
The executives of the Company receive long-term incentives under the Company’s 1992 Key-Employee Long-Term Incentive Plan (the “1992 Plan”) and the Company’s 2005 Long-Term Incentive Plan (the “2005 Plan”), both of which are administered by the Compensation Committee. Upon shareholder approval in April 2005, the 2005 Plan replaced the 1992 Plan. No further grants have been, or will be, made under 1992 Plan.
Both the 1992 Plan and the 2005 Plan enable the Company to offer eligible employees equity interests in the Company and other incentive awards, including performance-based stock incentives and cash awards. The long-term incentives available under the plans are similar to long-term incentives offered by many of the comparable companies.
         Restricted Stock Units. A form of long-term incentive compensation that the Committee routinely utilizes in compensating senior management is restricted stock units. Restricted stock units create strong incentives for executives to maximize shareholder value and, at the same time, provide an incentive to employees that have been awarded them to remain through the full vesting date. These restricted stock units vest in a staggered fashion, with one-third of the units vesting on each December 31st of the second, third, and fourth year after they are granted. During this period, employees who have been awarded the restricted stock units will receive payment of cash dividends on all units awarded, whether or not they have vested. During 2005, a total of 102,500 restricted stock units were awarded to executives, 82,900 of which were awarded under the 1992 Plan prior to shareholder approval of the 2005 Plan and 19,600 of which were awarded under the 2005 Plan. All of the restricted stock units granted to executives in 2005 had substantially similar terms.
         Performance Cash Program. Another long-term incentive compensation element utilized is the performance cash program for executives and other members of senior management, which was implemented by the Board under the 1992 Plan in 2004. This program provides an additional cash incentive to executives and other members of senior management, recognizing that the Management Incentive Plan may not provide short term incentives due to Company’s performance in a given year. Under the current program, performance cash awards will be paid to program participants if the Company achieves a preset financial target by the end of 2009. The financial target was established by the Board and is an estimate of three-year cumulative Net Operating Income (excluding after tax pension income and unusual, non-recurring items). Upon achieving the financial target, the participants will receive an individual cash award, the amount of which varies by their position, and the Board may then consider establishing a new program and target. If the target is not met by the end of 2009, the program will be cancelled and the Board may consider establishing a new program and target. The target was not met in 2005.
         Total Shareholder Return Program. Performance cash awards and performance share awards were granted under the 1992 Plan to certain executives by the Committee in December 2002, the payment and vesting, respectively, of which were based on the Company’s achieving a threshold level of total shareholder return for the three-year period that ended December 31, 2005 relative to the total shareholder returns at the comparable companies for the same three-year period. Final performance cash awards could range from 50% of pre-established target cash awards if the threshold level of total shareholder return was achieved up to 150% of the target amounts if the Company achieved the maximum level of total shareholder return. Participants in the program could receive from 50% of pre-established target share awards upon achievement of the threshold level of total shareholder return up to a maximum of 100% of target share awards if the target level of total shareholder return was achieved. The Company’s total shareholder return for the three-year period ended December 31, 2005 was at the 54th percentile, above the target level, and participants in the program received cash payouts at 108% of their respective target cash awards, ranging from $27,605 to $258,984, and 100% of the target performance share awards, ranging from 760 to

11,350 shares of stock. In addition, participants received cash payouts representing dividends on the shares during the performance period, ranging from $1,014 to $15,150.
How is the Company addressing Internal Revenue Code limits on the deductibility of compensation?
The Compensation Committee has adopted practices such that, where appropriate, certain awards made under the 2005 Long-Term Incentive Plan and the 2005 Management Incentive Plan will qualify as performance-based compensation that will be deductible for federal income tax purposes under Section 162(m) of the Code. However, in order to design long-term compensation programs that provide the utmost flexibility, the Company has not established a policy that mandates that all compensation must be deductible under Section 162(m).
How is the Company’s Chief Executive Officer compensated?
For 2005, Mr. Glatfelter’s compensation consisted of base salary, participation in the Management Incentive Plan and long-term incentive compensation.
Effective February 1, 2005, Mr. Glatfelter’s annual salary was increased to $530,200, or 10%. The Compensation Committee recommended and the independent members of the Board approved the increase based upon a review of Mr. Glatfelter’s total compensation, recognizing that Mr. Glatfelter’s salary was significantly below the median salary of chief executive officers at the comparable companies, he had not received a salary increase since 2002, and the Company had successfully addressed challenging operational issues while continuing to remain profitable despite difficult industry conditions.
Mr. Glatfelter did not receive a bonus under the Management Incentive Plan for 2005 because the threshold for Net Operating Income was not achieved. However, he was awarded a $25,000 discretionary bonus, or 5% of base salary, reflecting individual performance.
On March 3, 2005, Mr. Glatfelter was awarded 28,300 restricted stock units under the 1992 Plan in connection with the Company’s long-term incentive program established in 2004, which were set at a level, when combined with the annualized value of the multi-year performance cash program described below, to position Mr. Glatfelter’s total long-term incentive compensation at approximately the 50th percentile of the total long-term incentive compensation of chief executive officers of the comparable companies. The restricted stock units vest in a staggered fashion, with one-third of the units vesting on each December 31st of the second, third, and fourth year after they are awarded.
In 2004, the Board established a multi-year performance cash program target of $630,000 for Mr. Glatfelter under the 1992 Plan. No further grants under the performance cash program will be made until this grant either pays out or expires. This target is subject to the terms and criteria identified under the discussion above regarding the performance cash program for the executives and other members of senior management. As discussed above, the financial target was not achieved in 2005.
Performance cash awards and performance share awards were granted to Mr. Glatfelter by the Committee in December 2002, the payment and vesting, respectively, of which were based on the Company achieving, at the end of a three-year period that ended December 31, 2005, certain specified levels of total shareholder return relative to total shareholder returns at the comparable companies, as described above. Based on the Company’s total shareholder return performance, Mr. Glatfelter received a cash payout of $258,984, representing 108% of his target cash award and 11,350 shares of stock, representing 100% of his target share award. In addition, Mr. Glatfelter received a cash payout of $15,150 representing dividends on the shares during the performance period. The total amount earned by the CEO is shown in the “LTIP Payouts” column of the Summary Compensation Table, and related footnotes, included in this Proxy Statement.
Kathleen A. Dahlberg, Chair
Nicholas DeBenedictis
Ronald J. Naples
Richard L. Smoot

STOCK PERFORMANCE GRAPH
The following chart compares the yearly percentage change in the cumulative total return on the Company’s common stock during the five years ended December 31, 2005, with the cumulative total return on the S&P MidCap 400 Index and the Company’s Peer Group (1). The comparison assumes $100 was invested on December 31, 2000, in the Company’s common stock, and in each of the foregoing indices and assumes reinvestment of dividends.
Comparison of 5 Year Cumulative Total Return
Assumes Initial Investment of $100

(1)	The Company’s Peer Group consists of companies in the same industry as the Company. The returns of each Company in the Peer Group have been weighted according to their respective stock market capitalization for purposes of arriving at the Peer Group average. The members of the Peer Group are as follows: Bowater, Inc., Chesapeake Corporation, MeadWestvaco Corporation, Pope and Talbot, Inc., Potlatch Corporation, Schweitzer-Mauduit International, Inc., and Wausau Mosinee Paper Mills Corporation. Certain of the comparable companies are included in the S&P MidCap 400, and therefore are represented in both indices in the performance chart.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PNC Bank, National Association (“PNC Bank”), an indirect subsidiary of PNC Financial Services Group, Inc., has a banking relationship with the Company and provides general banking services and credit facilities. PNC Bank is one of four lending institutions under a $125 million Credit Agreement dated June 24, 2002, which is used to finance the Company’s working capital needs. PNC Bank’s committed share of this credit facility is $32.5 million. As of December 31, 2005, the Company’s borrowing under the Credit Agreement was approximately $19.7 million, of which PNC Bank’s portion was approximately $5.1 million. All transactions between the Company and PNC Bank have been made in the ordinary course of business, on substantially the same terms as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present other unfavorable features. PNC Bank serves as a trustee for certain trusts of the Glatfelter family. (See “Security Ownership of Certain Beneficial Owners and Management”).
REPORT OF THE AUDIT COMMITTEE
In accordance with its Board-approved Charter, the Audit Committee:

•	is directly responsible for the appointment, replacement, if necessary, oversight, and evaluation of the Company’s independent auditors, which report directly to it;
•	has the sole responsibility for pre-approving all audit and non-audit services provided by the Company’s independent auditors and fees related thereto pursuant to its Pre-Approval policy;
•	reviews the Company’s audited consolidated financial statements contained in its annual reports on Form 10-K, and the financial information contained in its quarterly reports on Form 10-Q, and management’s discussion and analysis of financial conditions and results of operations contained in the periodic reports and discusses them with management and the independent auditors prior to filing with the SEC;
•	reviews with management and the independent auditors the Company’s earnings press releases prior to their release to the public;
•	discusses any significant changes to the Company’s accounting policies;
•	reviews the Company’s disclosure controls and procedures and internal controls over financial reporting;
•	provides guidance and oversight to the internal audit activities of the Company, including reviewing the organization, plans and results of such activities, and providing the internal auditor full access to the Committee (and the Board) to report on any and all appropriate matters;
•	monitors compliance with legal prohibitions on loans to Directors and executive officers of the Company;
•	establishes clear hiring policies for employees or former employees of the independent auditors; and
•	provides guidance to and oversight of the compliance program of the Company, including the establishment and maintenance of procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters, in addition to other compliance matters.
The Audit Committee has the authority to retain special legal, accounting, or other experts as it deems necessary to carry out its duties, and the Company makes funds available to the Committee for such retention.
The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2005 with the Company’s management and its independent auditors. The Company’s management has advised the Audit Committee that such audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee has discussed with Deloitte & Touche, LLP (“Deloitte”), the Company’s independent registered public accounting firm, certain matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee has also discussed with Deloitte their independence from the Company and its management. The Audit Committee has received the written disclosures and letter from Deloitte required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, disclosing all relationships between Deloitte and its related entities and the Company. In addition to the information provided by Deloitte, the Audit Committee considered the level of non-audit and tax services provided by Deloitte in determining that it was independent.
Based on the review and discussions described above, the Audit Committee has recommended to the Company’s Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the SEC.
Nicholas DeBenedictis (Chair)
J. Robert Hall
Richard C. Ill
Ronald J. Naples
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Who are the Company’s auditors?
The Company’s Audit Committee has selected Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”), as the Company’s independent registered public accounting firm, to audit the consolidated financial statements of the Company and its consolidated subsidiaries for the year ending December 31, 2006. A Deloitte representative is expected to attend the Annual Meeting, will be given the opportunity to make a statement if he or she chooses to do so, and will be available to respond to appropriate shareholder questions.
What did the Company pay its auditors in 2005 and 2004?
For the years ended December 31, 2005 and 2004, the aggregate fees billed to the Company by Deloitte were as follows:

	2005	2004

Audit Fees (1)	$1,439,410	$1,672,795
Audit-Related Fees (2)	155,160	5,000
Tax Fees (3)	403,921	800,609
All Other Fees (4)	–	–

Total Fees	$1,998,491	$2,478,404

(1)	Audit Fees – For professional services performed by Deloitte for the audit of the Company’s annual consolidated financial statements, review of consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, Sarbanes-Oxley Section 404 attestation services, due diligence services and services that are normally provided in connection with statutory and regulatory filings or engagements. In addition, the 2004 figure includes the issuance of Deloitte’s consent and comfort letters in connection with the Company’s secondary common stock offering, in the amount of $99,030, which amount was reimbursed to the Company by the selling shareholders.

(2)	Audit-Related Fees – For assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under footnote No. 1 above. This includes due diligence services related to potential acquisitions and services related to the audit of the Company’s defined benefit and defined contribution plans.

(3)	Tax Fees – For professional services performed by Deloitte with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for the Company and its consolidated subsidiaries; tax planning and consultations; payment planning; tax audit assistance; and tax work stemming from “Audit-Related” items.

(4)	All Other Fees – For other permissible work performed by Deloitte that does not meet the above category descriptions.
All services rendered for the Company by Deloitte in 2005 were permissible under applicable laws and regulations, and were pre-approved by the Audit Committee. The Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy provides for the pre-approval of audit and non-audit services performed by our independent registered public accounting firm. Under the policy, the Audit Committee may pre-approve specific services, including fee levels, by the independent registered public accounting firm in a designated category (audit, audit-related, tax services and all other services). The Audit Committee may delegate, in writing, this authority to one or more of its members, provided that the member or members to whom such authority is delegated must report their decisions to the Audit Committee at its next scheduled meeting.

ANNUAL REPORT ON FORM 10-K
Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the SEC, are being mailed to shareholders with this Proxy Statement. A shareholder may obtain a copy of the Annual Report without charge by writing to: Investor Relations, P. H. Glatfelter Company, 96 South George Street, Suite 500, York, PA 17401.
OTHER BUSINESS
As of the date of this Proxy Statement, the Board knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the Meeting for action by shareholders, the persons named in the accompanying proxy will have discretionary authority to vote proxies with respect to such matter in accordance with their best judgment.
ADDITIONAL INFORMATION
The Company is permitted by SEC regulations to deliver a single Annual Report or Proxy Statement to any household at which two or more registered shareholders have the same last name and address, unless the Company has received instructions to the contrary from one or more of the shareholders. The Company will continue to include a separate proxy card for each registered shareholder account.
The Company will deliver promptly, upon written or oral request, a separate copy of the Annual Report or Proxy Statement, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered. The shareholder should send a written request to Investor Relations, P. H. Glatfelter Company, 96 South George Street, Suite 500, York, PA 17401, or call us at (717) 225-2724, if the shareholder (i) wishes to receive a separate copy of an Annual Report or Proxy Statement for this Meeting; (ii) would like to receive separate copies of those materials for future meetings; or (iii) is sharing an address and wishes to request delivery of a single copy of Annual Reports or Proxy Statements if the shareholder is now receiving multiple copies of Annual Reports or Proxy Statements.
Jeffrey J. Norton
Vice President,
General Counsel and Corporate Secretary
March 21, 2006

PROXY	P. H. GLATFELTER COMPANY YORK, PENNSYLVANIA

PROXY SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING
OF SHAREHOLDERS TO BE HELD APRIL 26, 2006, 10:00 A. M.
     The undersigned shareholders of P. H. Glatfelter Company hereby appoints J. Robert Hall and Lee C. Stewart, each of them, attorneys and proxies, with power of substitution in each of them, to vote and act for and on behalf of the undersigned at the annual meeting of shareholders of the Company to be held at the York Expo Center, 334 Carlisle Avenue, York, Pennsylvania in the White Rose Room, on Wednesday, April 26, 2006, and at all adjournments thereof, according to the number of shares which the undersigned would be entitled to vote if then personally present, as indicated hereon and in their discretion upon such other business as may come before the meeting and hereby ratifies and confirms all that said attorneys and proxies may do or cause to be done by virtue hereof.
     When properly executed, this proxy will be voted as directed herein. It is agreed that, if no direction is given or directed on the other side of this proxy card, said attorneys and proxies are appointed WITH authority to vote FOR the re-election of each of the directors listed.
(PLEASE FILL IN, SIGN AND DATE ON THE OTHER SIDE AND
RETURN PROMPTLY IN THE ENCLOSED ENVELOPE)
(Continued and to be signed on reverse side)
Driving Instructions
to the
York Expo Center, 334 Carlisle Avenue, York, Pennsylvania
From the South:
Take I-83 North to Exit 15 (Old Exit 5) S. George Street — Business 83. Turn left at first traffic light. Follow Country Club Road to Richland Avenue to Market Street. Turn left on Market Street to York Fair Grounds.
From the North:
Take I-83 to Exit 22 (Old Exit 10) N. George Street. At first traffic light, take Route 30 West to Carlisle Avenue (Rte.74) exit. Turn left on Carlisle Avenue to York Fair Grounds.
From the East:
Take Route 30 West to Carlisle Avenue (Rte. 74) exit. Turn left on Carlisle Avenue to York Fair Grounds.
From the West:
Take Route 462 (W. Market Street) from Route 30. Follow Market Street to Highland Avenue. Turn left on Highland Avenue and continue to Bannister. Turn right to Carlisle Avenue. Turn right to York Fair Grounds.

☒	Please mark your votes as in this example.
THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE FOLLOWING DIRECTORS

	VOTE FOR all nominees listed at	VOTE WITHHELD
	right, except as indicated below	for all nominees	Term expiring in 2009
Election of Directors	☐	☐	George H. Glatfelter II Ronald J. Naples Richard L. Smoot
To withhold authority for any individual nominee, write that nominee’s name in the space below.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE

Signature	Date	Signature	Date

IF HELD JOINTLY
Note: Signature should be the same as the name printed above. Executors, administrators, trustees, guardians, attorneys, and officers of corporations should add their title when signing.
RSVP We request that you advise us of your intention to attend the annual meeting in person so that we can make arrangements for suitable accommodations. (Your failure to advise us of your intentions will not prevent you from attending the meeting in person.)
I will attend in person          ☐